Exhibit 10.2

Execution version

TERNS, INC.

February 6, 2024

Amy Burroughs

Sent via email

Dear Amy:

Terns, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms and conditions set forth in this agreement (the “Employment Agreement”), which shall have an effective date (the “Effective Date”) as of the date set forth above:

1.
Position. You will be employed as the Chief Executive Officer (“CEO”) of the Company and will also serve as the CEO of the Company’s parent entity Terns Pharmaceuticals, Inc., a Delaware corporation (“Parent”). You will have the duties, responsibilities and authorities customary for a CEO, you will report to the Parent’s Board of Directors (“Board”) and you will be nominated to be a member of the Board. For as long as you are employed as CEO hereunder, at the end of each term of Board service, the Board shall recommend you for re-election as a member of the Board. Your primary work location will be your home office located in the State of Oregon, and you will be expected to travel regularly as part of your duties, including to the Company’s headquarters in Foster City, California. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or be competitive with the Company. By signing this Employment Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Notwithstanding the foregoing, you may serve on one (1) other board of directors, in each case, with the approval of the Board, or engage in charitable or other community activities, as long as, in each case, such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company and Parent.
2.
Base Salary. The Company will pay you a salary at the rate of $625,000 per year (as adjusted from time to time, the “Base Salary”), payable in accordance with the Company’s standard payroll schedule commencing on the effective date of this Employment Agreement. This salary may be increased, as determined from time to time by the Board or its Compensation Committee in its sole discretion at the same general times as salary reviews are conducted for other C-level officers of the Company.
3.
Annual Bonus and Equity Grant. You will be eligible to receive from the Company an annual target cash bonus of 50% of your Base Salary (your “Target Bonus”). The actual annual bonus amount awarded to you (your “Annual Bonus”) may be higher or lower than the Target Bonus based upon the achievement of performance objectives established by the Board. For calendar year 2024, your Annual Bonus will be determined based on achievement of performance goals to be determined by the Compensation Committee, after consultation with you, within the first three months after your start date and will not be prorated for the partial year of service. The Annual Bonus will be paid no later than two and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule.
(a)
Option Grant. In addition, as an inducement for you to enter into employment with the Company, the Company will recommend that you be granted a non-statutory stock option to purchase 1.25 million shares of Common Stock in the Parent (the “Option”), pursuant to the Parent’s 2022 Employment Inducement Award Plan (the “Plan”) and Nasdaq Rule 5635(c)(4), which will have an exercise price per share equal to the fair market value of the Company's Common Stock as of the date of grant. The grant date of the Option shall be the first day of the month following the Effective Date, and the Option shall vest over a four-year period as follows: 25% of the shares underlying the Option shall vest on the first day of the month following the one-year anniversary of the Effective Date; thereafter the remaining 75% of the shares underlying the Option shall vest on the first day of each month, in monthly pro-rata increments, beginning thirty (30) days after the anniversary of the Effective Date, and continuing to vest monthly thereafter until the Option is fully vested, subject to your continued employment and this Employment Agreement. Additionally, the Option will be subject to a stock option agreement to be entered into between you and the Company, which shall be governed by the Plan. Notwithstanding the foregoing, on a termination of your service other than for Cause, the Option will remain exercisable until the earliest of: (i) one year after your termination date, (ii) the closing of a Change in Control, and (iii) the tenth anniversary of the date of grant. You may be eligible to receive future equity grants as the Board shall deem appropriate.
(b)
Ladder RSU Grant. As an additional inducement for you to enter into employment with the Company, the Company will recommend that you be granted restricted stock units with respect to 150,000 shares of Common Stock in the Parent (the “Ladder RSUs”) to be issued under and pursuant to the terms of the Plan and Nasdaq Rule 5635(c)(4). The grant date of the Ladder RSUs shall be the first day of the month following the Effective Date, and the Ladder RSUs shall vest on the dates of certification by the “Administrator,” as defined in the Plan, to be determined within fourteen (14) days after written notice to the Administrator by you or the Company, of the Achievement (as defined herein) of the applicable milestone stock prices (each a “Milestone Stock Price”), and further subject to the terms of this Employment Agreement. The Ladder RSUs shall vest as follows: 50% of the Ladder RSUs shall vest upon Achievement of the stock price that equals or exceeds $15.00 per share; and the remaining 50% of the Ladder RSUs shall vest upon Achievement of the stock price that equals or exceeds $20.00 per share; provided that neither of such Milestone Stock Prices shall be deemed to occur until after the first anniversary of the Effective Date, except in the case of an Involuntary Termination or a Change in Control, and provided further that such Milestone Stock Prices must be achieved on or before the fourth anniversary of the Effective Date. “Achievement” of each applicable Milestone Stock Price shall mean the average of the closing prices of the Parent Common Stock on the NASDAQ stock market for a period of thirty (30) consecutive trading days equaling or exceeding the applicable Milestone Stock Price, with Achievement occurring as of the last day of such thirty (30) consecutive trading day period. The shares resulting from the vesting will be distributed as soon as practicable after the vesting date and, in any event, within the short-term deferral period after vesting. For the avoidance of doubt, the Milestone Stock Prices shall not be achieved more than once. In the event of an Equity Restructuring (as defined in the Plan), the Board will adjust the Milestone Stock Prices in the same manner as the Board adjusts the exercise price of then-outstanding awards to account for the Equity Restructuring. You must remain employed by the Company through the date that the Milestone Stock Price Achievement occurs to vest in that installment. The Ladder RSU grant will be subject to an award agreement to be entered into between you and the Company, which shall be governed by the Plan. Notwithstanding the foregoing, in the event of an Involuntary Termination prior to the first anniversary of the Effective Date, and if there has been Achievement of either or both of the Milestone Stock Prices by the date of Involuntary Termination, the Ladder RSUs will vest based on that Achievement effective as of the termination date and further, if at any time the Company is subject to a Change in Control in which the price per share payable in respect of the Company’s common stock in that transaction is equal to or greater than a Milestone Stock Price, the Ladder RSUs that can be earned based on that Milestone Stock Price will vest immediately prior to the closing of the Change in Control.
4.
Employee Benefits and Expenses.
(a)
Benefits. In connection with your service, you will be eligible to receive from the Company employee benefits, bonus plan participation and perquisites commensurate with those provided to the Company’s senior executives, as may be in effect from time to time.
(b)
General Business Expenses. The Company shall pay or reimburse you for all business expenses reasonably and necessarily incurred by you in the performance of your duties under this Employment Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time. In addition, the Company shall pay directly to your personal legal counsel the sum of up to $15,000 in legal fees incurred by you in the negotiation of this Employment Agreement within thirty (30) days after the Effective Date, and upon presentation of an invoice documenting same.
5.
Termination.
(a)
Upon the termination of your employment with the Company at any time for any reason, you will be paid your salary through your termination date and any other benefits or payments, including any expense reimbursements and accrued and unused vacation, which must be provided to you under applicable law.
(b)
If you are subject to an Involuntary Termination, and subject to Section 5(d), you will be entitled to receive the following benefits (collectively, the “Severance”):
(i)
The Company will pay to you the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 5 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period;
(ii)
The Company will pay to you a pro-rated portion of your Target Bonus, pro-rated based on the number of days of such performance year you were employed, which payment will be made to you at the time annual bonuses for such performance year are paid to other C-level officers, or, if earlier, by March 15 of the year following the year of the Involuntary Termination;
(iii)
The Company will continue to pay your then-current Base Salary on the Company’s regular payroll dates as if your employment continued for a period of twelve (12)

months following the Involuntary Termination (which payments, for the avoidance of doubt, will continue even if you find subsequent employment with another employer);
(iv)
Subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for both you and your eligible dependents, the Company will provide continuation of your then-effective group medical, vision and dental coverage, at Company cost, for twelve (12) months following the Involuntary Termination, provided that to the extent the payments would result in adverse penalties under applicable laws or COBRA coverage is not otherwise available, the Company will provide to you, in lieu of any portion of this continued coverage, taxable installment payments equal to the amount of the applicable premiums in effect at the Involuntary Termination for the remainder of this twelve (12) month period, on the first day of each such month. The Company’s obligations under this subsection shall not apply once you become eligible for medical and dental, coverage from another employer where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.
(c)
If you are subject to an Involuntary Termination within three (3) months prior to or twelve (12) months following a Change in Control, (the “Change in Control Period”) and subject to Section 5(d) and Section 8, you will be entitled to receive the following Change in Control benefits in lieu of the Severance benefits pursuant to Section 5(b) (the “Change in Control Benefits”):
(i)
The Company will pay to you the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 5 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period;
(ii)
The Company will pay to you a lump sum payment equal to one and one half times your Target Bonus, which payment will be made in a lump sum on the first regular payroll date following the end of the Release Period;
(iii)
The Company will pay your then-current Base Salary equivalent to eighteen (18) months in a lump sum on the first regular payroll date following the end of the Release Period; and
(iv)
100% of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable. Equity Awards that vest upon satisfaction of performance criteria for which those criteria have not yet been satisfied or cannot be determined as of the date of your Involuntary Termination shall be measured as if all applicable performance criteria were achieved at target levels, except to the extent otherwise provided in the award agreement evidencing such award. For the avoidance of doubt, if you experience an Involuntary Termination following a Potential Change in Control, and the applicable Change in Control is consummated within the Change in Control Period, then your vesting acceleration under this Employment Agreement shall occur on the date of such Change in Control rather than upon the date of your Involuntary Termination. Upon your Separation within the Change in Control Period, all of your then-outstanding Equity Awards shall remain outstanding and eligible to vest as necessary to give effect to this provision; and
(v)
Subject to your timely and proper election of coverage under COBRA, for both you and your eligible dependents, the Company will provide continuation of your then-effective group medical, vision and dental coverage, at Company cost, for eighteen (18) months following the Involuntary Termination, provided that to the extent the payments would result in adverse penalties under applicable laws or COBRA coverage is not otherwise available the Company will provide to you, in lieu of any portion of this continued coverage, taxable installment payments equal to the amount of the applicable premiums in effect at the Involuntary Termination for the remainder of this eighteen (18) month period, on the first day of each such month. The Company’s obligations under this subsection shall not apply once you become eligible for medical and dental, coverage from another employer where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

Notwithstanding the foregoing, you shall be entitled to the greater benefits, if any, as may be provided under the Parent’s Change In Control Policy, as it may be amended from time to time (the “CIC Policy”), subject to its terms and conditions; provided, however, that nothing in this Agreement or the CIC Policy shall require the Parent to provide any duplicate payments or benefits.

If the basis for the Involuntary Termination is a resignation for Good Reason due to a reduction in your base salary, the Severance or Change in Control Benefits (as applicable) will be calculated by reference to your base salary in effect prior to the reduction.

For purposes of this Employment Agreement, “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement).

(d)
Receipt of the Severance or Change in Control Benefits (as applicable) will be conditioned upon your execution and timely delivery to the Company of a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and your continued compliance with the terms thereof, which Release must be executed, delivered to the Company and become irrevocable, within 60 days following your Involuntary Termination (this 60-day period, the “Release Period”). Any installment payments under Section 5(b)(iv) will begin to be paid on the first regular payroll date beginning after the expiration of the Release Period, and will include any amounts that would have been payable during the Release Period but for this sentence.
(e)
Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Equity Awards granted thereunder, to the extent that the successor or acquiring corporation (if any) of the Parent, or the definitive agreement governing a Change in Control, provides that your Equity Awards should be cancelled without consideration upon a Change in Control, each of your unvested Equity Awards that would otherwise be so cancelled shall instead accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change in Control. With respect to Performance-Based Awards (if any are provided to you), the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award based on “at target” performance.
(f)
If your position as the CEO of the Company is terminated by you or the Company for any reason, you shall promptly resign from the Board and the board of directors of any of Parent’s subsidiaries, including, without limitation, the Company.
6.
Proprietary Information and Inventions Agreement. You affirm that you will execute the Employee Invention Assignment and Confidentiality Agreement between you and the Company (the “Invention Assignment Agreement”) simultaneously with the execution of this Employment Agreement.
7.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you are superseded by this Employment Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Parent’s Board of Directors or officer of the Company (other than you).
8.
Tax Matters.
(a)
Withholding. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), the Company intends that all amounts in this Agreement are exempt and each installment payment under this Agreement, including the severance payments in Section 5, is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) the benefits under Section 5, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Employment Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, (x) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (y) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; and (z) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Further, to the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.
(c)
Parachute Payments.
(i)
If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(ii)
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) pro rata with payments that are not deferred compensation within the meaning of Section 409A of the Code.
(iii)
Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company at least (5) calendar days prior to the date of the change in control transaction (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(iv)
If you receive a Payment for which the Reduced Amount was determined to be the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, then the accounting firm will redo the calculation of the Reduced Amount, and to the extent the better after tax position would be to reduce the Payment, you shall promptly return to the Company a sufficient amount of the Payment (gross of applicable tax withholdings previously made) after reduction pursuant to the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.
(d)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company has no duty to design its compensation policies in a manner that minimizes your tax liabilities, and provided the Company implements this Employment Agreement in accordance with its terms, you will not make any claim against the Company, its Parent, or the Company or Parent Board related to tax liabilities arising from your compensation.
9.
Interpretation, Amendment and Miscellaneous. This Employment Agreement supersedes and replaces all prior offer letters and written and oral agreements between you and the Company, as well as any other prior or contemporaneous agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein; provided, however, that, for the avoidance of doubt, the Invention Assignment Agreement, the Indemnification Agreement and the Arbitration Agreement shall continue to be in force. This Employment Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Parent’s Board or officer of the Company (other than you). This Employment Agreement shall be governed by and construed in accordance with the laws of the State of California. If any term, covenant, condition or provision of this Employment Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Employment Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law. This Employment Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signature pages delivered by facsimile or electronic mail will be treated as are originals. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest. Any notice required by this Employment Agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed to the party’s last business or residential address, or otherwise delivered in person or through a reliable electronic delivery system. Either party may change the specified address by giving written notice of such change.
10.
Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company in accordance with the separate Mutual Arbitration Agreement executed simultaneously herewith.

The Arbitration Agreement will not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

11.
Indemnification. You will receive defense and be indemnified by the Company and Parent to the full extent of the provisions of any indemnification agreement between you and Parent (any such agreement, your “Indemnification Agreement”), the charter and bylaws of the Company and Parent and applicable law.
12.
Definitions. The following terms have the meaning set forth below wherever they are used in this Employment Agreement:

“Cause” means the occurrence of any one or more of the following: (i) your commission of any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure, or otherwise remedy to the extent possible under direct control of you, the same. An occurrence of “Cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Parent’s Board.

“Change in Control” shall mean an Acquisition (as defined in Parent’s 2021 Incentive Award Plan, as it may be amended or restated from time to time). Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a “change in control event” within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Equity Awards” means all options to purchase Parent common stock as well as any and all other stock-based awards granted to you by Parent, including but not limited to stock bonus awards, restricted stock awards, restricted stock unit awards or stock appreciation rights.

“Good Reason” means, without your consent, any of the following actions: (i) there occurs a material diminution in your duties, authority or responsibilities; provided, however, that Good Reason shall not be deemed to have occurred solely due to a change in your title; (ii) a reduction of greater than 10% in your annual base salary as in effect on the Effective Date, or immediately following the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting all of the C-level officers of the Company and that does not adversely affect you to a greater extent than the other C-level officers; or (iii) a relocation of your primary business office to a location more than 30 miles from the location of your then-primary business office, provided that, with respect to each of the reasons set forth above, (1) you provide the Company with written notice of your intention to terminate your employment for Good Reason within ninety (90) calendar days after the occurrence of the event that you believe would constitute Good Reason and (2) you provide the Company with a period of at least thirty (30) calendar days (the “Company Cure Period”) following receipt of such notice from you in which to cure the event giving rise to such Good Reason termination, and (3) your resignation is effective within ten (10) calendar days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in set forth in subclauses (i) through (iii).

“Involuntary Termination” means you experience a Separation resulting from (A) a Termination without Cause, or (B) you voluntarily resigning your employment for Good Reason. A termination or resignation due to your death or disability shall not constitute an Involuntary Termination .

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

You may indicate your agreement with this Employment Agreement and accept it by signing and dating the enclosed duplicate original of this Employment Agreement and returning it to me.

[SIGNATURE PAGE FOLLOWS]

TERNS, INC.

By: /s/ Bryan Yoon ____

Name: Bryan Yoon

Title: Member of the Board

TERNS PHARMACEUTICALS, INC.
(solely in respect of its explicit obligations under this Employment Agreement)

By: /s/ Dave Fellows ____

Name: Dave Fellows

Title: Member of the Board

I have read and accept this Employment Agreement:

/s/ Amy Burroughs______

Amy Burroughs

Exhibit A – Form of Release

In consideration of the benefits provided and to be provided to me by Terns, Inc., or any successor thereof (the “Company”) pursuant to the Employment Agreement with Company dated _______________, (the “Agreement”) (the “Benefits”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, stockholders, agents, employees and assigns from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; any and all applicable state laws; and any laws of any other state or governmental entity. This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested or is eligible for vesting post-employment, to, under any employee benefit or equity plan, program, policy or grant sponsored or maintained by the Company, or to my right to indemnification by the Company or its parent, and continued coverage by the Company’s or its parent’s director’s and officer’s insurance.

2. If this release is executed relating to employment in California, the following applies: **Unknown Claims, Waiver of California Civil Code Section 1542. I understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to me under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, I acknowledge I may later discover facts in addition to or different from those I now believe to be true with respect to the matters released in this Agreement. I however, agree I have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

3. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my rights to indemnification under applicable law, contract or the Company’s organizational documents; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the state departments of labor or fair employment practices authority, and (e) my right to report any violation to the Securities and Exchange Commission or any other federal or state agency. I further understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company or its parent under the Company’s Certificate of Incorporation and Bylaws, the Memorandum and Articles of Association of the Company’s parent, and the Director Indemnification Agreement between me and the Company’s parent, if any, and I will continue to be covered by the Company’s and/or its parent’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company and its parent, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth in my Agreement.

4. I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5. As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof, except as otherwise I am entitled to retain under any agreement with the Company). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

6. I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7. I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law or requested by taxing authorities unless and until they become publicly available. I will not, however, be bound from speaking about any harassment or discrimination that I believe occurred at the Company during my employment, consistent with applicable law.

8. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

9. I agree that for following my termination of employment, and subject to paragraph 7 above, I will not, directly or indirectly, make any disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, stockholders, vendors, products or services, business, technologies, market position or performance. In addition, The Company shall use its best efforts to ensure that the Company’s and Parent’s executive officers and Board members (to the extent then in service) shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about you, with any written or oral statement. Nothing in this paragraph shall prohibit you or the Company or its executive officers or Company Board members from providing truthful information in response to a subpoena or other legal process.

10. I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party related to my employment period. I understand and agree that my cooperation may include, but not be limited to, making myself reasonably available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. The Company shall to the extent reasonably feasible limit my travel and not interfere with my other obligations in seeking such cooperation. The Company shall reimburse my reasonable expenses incurred in connection with such cooperation.

11. I agree to submit any claims arising from this Release or my employment to mandatory binding arbitration consistent with my arbitration agreement. I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

12. I agree that if I am over the age of 40, I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company. I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date. If I am under the age of 40, I have 10 days to consider the terms of the Release once the Release is presented to me for signature. The Effective Date for me if I am over the age of 40 is the date I sign and return the Release to the Company.

13. In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any equity award, stock option and/or stock purchase agreements between Company or its Parent and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

14. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

15. Section RESERVED in the event additional release provisions are required by modifications or amendment to existing Federal, state or local law applicable to release agreements delivered by employees.

I have read the release, I understand it and I know that I am giving up important rights. I have obtained sufficient information to intelligently exercise my own judgment. I have been advised that I should consult with an attorney before signing it, and I have signed the release knowingly and voluntarily. Effective upon execution by employee.

Date delivered to employee: ____________________

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Employee Name

_______EXAMPLE/DO NOT SIGN_________________ Date executed:_________________
Employee signature

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